(202) 274-2000

May 10, 2004

Board of Directors
Monadnock Community Bank
One Jaffrey Road
Peterborough, New Hampshire  03458

       RE:    MUTUAL HOLDING COMPANY FORMATION AND STOCK ISSUANCE

Gentlemen:

       We have been requested as special counsel to Monadnock Community Bank ("Monadnock") to express our opinion concerning the Federal income tax consequences relating to the proposed conversion of Monadnock Community Bank from a federally chartered mutual savings bank (sometimes referred to herein as "Mutual Bank") to a federally chartered stock savings bank (sometimes referred to herein as "Stock Bank") and the formation of Monadnock Mutual Holding Company, a federal mutual holding company, and Monadnock Community Bancorp, Inc., a mid-tier federal holding company and the subsidiary of Monadnock Mutual Holding Company. Monadnock Mutual Holding Company will acquire the outstanding stock of Stock Bank and subsequently contribute Stock Bank's stock to Monadnock Community Bancorp, Inc.

       In connection therewith, we have examined Monadnock's Plan of Mutual Holding Company Reorganization and Stock Issuance ("Plan of Reorganization") and certain other documents of or relating to the reorganization of the bank into the mutual holding company structure (the "Reorganization"), some of which are described or referred to in the Plan of Reorganization and which we deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

       In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.

       In issuing our opinions, we have assumed that the Plan of Reorganization has been duly and validly authorized and has been approved and adopted by the board of directors of Monadnock Community Bank at a meeting duly called and held; that Monadnock Community Bank will comply with the terms and conditions of the Plan of Reorganization, and that the various factual representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws, except on the basis of the documents and assumptions described above.

Board Of Directors
Monadnock Community Bank
May 10, 2004
Page 2


       For purposes of this opinion, we are relying on the factual representations provided to us by Monadnock Community Bank, which are incorporated herein by reference.


       In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures, and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we assume no obligation to advise you of changes in law that may thereafter be brought to our attention.


       We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.

                               SUMMARY OF OPINIONS

       Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

       WITH RESPECT TO THE EXCHANGE OF MONADNOCK COMMUNITY BANK'S CHARTER FOR A STOCK CHARTER (THE "BANK CONVERSION"):

       1. The conversion of Monadnock Community Bank's charter from a mutual savings bank charter to a stock bank charter will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code.

       2. No gain or loss will be recognized by Monadnock Community Bank upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by Stock Bank of the liabilities of Mutual Bank. (Code Sections 361(a) and 357(a)).

       3      No gain or loss will be recognized by Stock Bank upon the receipt of the assets of the Mutual Bank in exchange for shares of Stock Bank common stock. (Code Section 1032(a)).

       4. Stock Bank's holding period in the assets received from Monadnock Community Bank will include the period during which such assets were held by Mutual Bank. (Code Section 1223(2)).

       5. Stock Bank's basis in the assets of Monadnock Community Bank will be the same as the basis of such assets in the hands of Monadnock Community Bank immediately prior to the reorganization. (Code Section 362(b)).

Board Of Directors
Monadnock Community Bank
May 10, 2004
Page 3


       6. Mutual Bank members will recognize no gain or loss upon the constructive receipt of solely Stock Bank common stock in exchange for their membership interests in Mutual Bank. (Code Section 354(a)(1)).

       7. Stock Bank will succeed to and take into account Monadnock Community Bank's earnings and profits or deficit in earnings and profits, as of the date of the reorganization. (Code Section 381).

       8. For purposes of Section 381, Stock Bank will be treated the same as Mutual Bank, and therefore, Mutual Bank's tax year will not end merely as a result of the conversion of Monadnock Community Bank to stock form and Stock Bank will not be required to obtain a new employee identification number. (Treas. Reg. Section 1.381(b)-2 and Rev. Rul. 73-526, 1973-2 CB. 404).

       9. No gain or loss shall be recognized by Eligible Account Holders and Supplemental Eligible Account Holders of Mutual Bank on the issuance to them of withdrawable deposit accounts in Stock Bank plus liquidation rights with respect to Monadnock Mutual Holding Company, in exchange for their deposit accounts in the Mutual Bank or to the other depositors on the issuance to them of withdrawable deposit accounts. (Code Section 354(a)).

       10. It is more likely than not that the fair market value of the subscription rights to purchase Common Stock is zero. Accordingly, no gain or loss will be recognized by Eligible Account Holders and Supplemental Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase shares of stock in the Monadnock Community Bancorp, Inc. Gain realized, if any, by the Eligible Account Holders and Supplemental Eligible Account Holders on the distribution to them of nontransferable subscription rights to purchase shares of Common Stock will be recognized but only in an amount not in excess of the fair market value of such subscription rights. (Code Section 356(a)). Eligible Account Holders and Supplemental Eligible Account Holders will not realize any taxable income as a result of the exercise by them of the nontransferable subscription rights (Rev. Rul. 56-572, 1956-2 C.B. 182).

       11. The basis of the deposit accounts in the Stock Bank to be received by the Eligible Account Holders, Supplemental Eligible Account Holders and Other Members of the Mutual Bank will be the same as the basis of their deposit accounts in Mutual Bank surrendered in exchange therefor. (Code Section 358(a)(1)). The basis of the interests in the liquidation rights in Monadnock Mutual Holding Company to be received by the Eligible Account Holders and Supplemental Eligible Account Holders of Mutual Bank shall be zero. (Rev. Rul. 71-233, 1971-1 C.B. 113).

       WITH RESPECT TO THE TRANSFER OF STOCK BANK STOCK TO MONADNOCK MUTUAL HOLDING COMPANY, FOR MEMBERSHIP INTERESTS (THE "351 TRANSACTION"):

       12. The exchange of Stock Bank common stock constructively received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for

Board Of Directors
Monadnock Community Bank
May 10, 2004
Page 4


membership interests in Monadnock Mutual Holding Company will constitute a tax-free exchange of property solely for "stock" pursuant to Section 351 of the Code.

       13. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will recognize no gain or loss upon the transfer of Stock Bank common stock they constructively received in the Bank Conversion to Monadnock Mutual Holding Company solely in exchange for membership interests in Monadnock Mutual Holding Company. (Code Section 351).

       14. Eligible Account Holders, Supplemental Eligible Account Holders and Other Members basis in the Monadnock Mutual Holding Company membership interests received in the transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange therefor. (Code Section 358(a)(1)).

       15. Monadnock Mutual Holding Company will recognize no gain or loss upon the receipt of property from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members in exchange for membership interests in Monadnock Mutual Holding Company. (Code Section 1032(a)).

       16. Monadnock Mutual Holding Company's basis in the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (which basis is -0-) will be the same as the basis of such property in the hands of Eligible Account Holders, Supplemental Eligible Account Holders and Other Members immediately prior to the transaction. (Code Section 362(a)).

       17. Monadnock Mutual Holding Company's holding period for the property received from Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will include the period during which such property was held by such persons. (Code Section 1223(2)).

       WITH RESPECT TO THE TRANSFERS TO MONADNOCK COMMUNITY BANCORP, INC. IN EXCHANGE FOR COMMON STOCK IN MONADNOCK COMMUNITY BANCORP, INC. (THE "SECONDARY 351 TRANSACTION"):

       18. Monadnock Mutual Holding Company and the persons who purchased Common Stock of Monadnock Community Bancorp, Inc. in the Subscription and Community Offering ("Minority Stockholders") will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to Monadnock Community Bancorp, Inc. in exchange for stock in Monadnock Community Bancorp, Inc. (Code
Section 351(a)).

       19. Monadnock Community Bancorp, Inc. will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Monadnock Community Bancorp, Inc. Common Stock. (Code Section 1032(a)).

       20. Monadnock Mutual Holding Company's basis in the Monadnock Community Bancorp, Inc. Common Stock received in the Secondary 351 Transaction will be the same as its basis in the Stock Bank stock transferred. (Code Section 358(a)(1)).

Board Of Directors
Monadnock Community Bank
May 10, 2004
Page 5


       21. Monadnock Mutual Holding Company's holding period in the Monadnock Community Bancorp, Inc. Common Stock received will include the period during which it held the Stock Bank common stock, provided that such property was a capital asset on the date of the exchange. (Code Section 1223(1)).

       22. Monadnock Community Bancorp, Inc.'s basis in the Stock Bank stock received from Monadnock Mutual Holding Company will be the same as the basis of such property in the hands of Monadnock Mutual Holding Company. (Code Section 362(a)).

       23. Monadnock Community Bancorp, Inc.'s holding period for the Stock Bank stock received from Monadnock Mutual Holding Company will include the period during which such property was held by Monadnock Mutual Holding Company. (Code Section 1223(2)).

       24. It is more likely than not that the basis of the Monadnock Community Bancorp, Inc. Common Stock to its stockholders will be the purchase price thereof. (Code Section 1012). The holding period of the Common Stock purchased pursuant to the exercise of subscription rights shall commence on the date on which the right to acquire such stock was exercised. (Code Section 1223(6)).

                              PROPOSED TRANSACTION

       On March 11, 2004, the board of directors of Monadnock Community Bank adopted the Plan of Reorganization. For what are represented to be valid business purposes, Monadnock Community Bank's board of directors has decided to convert to a mutual holding company structure pursuant to statutes. The following steps are proposed:

       (i) Monadnock Community Bank will organize an interim stock savings bank (Interim One) as its wholly owned subsidiary;

       (ii) Interim One will organize an interim stock savings bank as its wholly owned subsidiary (Interim Two); and

       (iii) Interim One will also organize a federal mid-tier holding company as its wholly owned subsidiary (Monadnock Community Bancorp, Inc.).

       The following transactions will occur simultaneously:

       (iv) Monadnock Community Bank will exchange its charter for a federal stock savings bank charter (Stock Bank) and will constructively issue its common stock to members of Monadnock Community Bank;

       (v) Interim One will cancel its outstanding stock and exchange its charter for a federal mutual Monadnock Community Bancorp, Inc. charter and thereby become Monadnock Mutual Holding Company;

Board Of Directors
Monadnock Community Bank
May 10, 2004
Page 6


       (vi) Interim Two will merge with and into Stock Bank, with Stock Bank as the surviving entity, and the former members of Mutual Bank who constructively hold common stock in Stock Bank will exchange their common stock in Stock Bank for membership interests in Monadnock Community Bancorp, Inc; and

       (vii) Monadnock Mutual Holding Company will contribute Stock Bank's common stock to Monadnock Community Bancorp, Inc., a wholly owned subsidiary of Monadnock Mutual Holding Company, for additional shares of Monadnock Community Bancorp, Inc. stock.

       (viii) Contemporaneously, with the contribution set forth in "(vii)", Monadnock Community Bancorp, Inc. will offer to sell an amount less than 50% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering.

       These transactions are referred to herein collectively as the "Reorganization."

       Those persons who, as of the date of the Reorganization (the "Effective Date"), hold depository rights with respect to Mutual Bank will thereafter have such rights solely with respect to Stock Bank. Each deposit account with Mutual Bank at the time of the exchange will become a deposit account in Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors and borrowers who had membership rights with respect to Mutual Bank immediately prior to the Reorganization will continue to have such rights solely with respect to Monadnock Mutual Holding Company so long as they continue to hold deposit accounts or borrowings with Stock Bank. All new depositors of Stock Bank after the completion of the Reorganization will have ownership rights solely with respect to Monadnock Mutual Holding Company so long as they continue to hold deposit accounts with Stock Bank.

       The shares of Interim Two common stock owned by Monadnock Mutual Holding Company prior to the Reorganization shall be converted into and become shares of common stock of Stock Bank on the Effective Date. The shares of Stock Bank common stock constructively received by Stock Bank stockholders (formerly the members holding liquidation rights of Mutual Bank) will be transferred to Monadnock Mutual Holding Company by such persons in exchange for membership interests in Monadnock Mutual Holding Company.

       Monadnock Community Bancorp, Inc. will have the power to issue shares of capital stock (including common and preferred stock) to persons other than Monadnock Mutual Holding Company. So long as Monadnock Mutual Holding Company is in existence, however, it must own a majority of the voting stock of Monadnock Community Bancorp, Inc.. Monadnock Community Bancorp, Inc. may issue any amount of non-voting stock to persons other than Monadnock Mutual Holding Company. No such non-voting stock will be issued as of the date of the Reorganization.

       The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us.

Board Of Directors
Monadnock Community Bank
May 10, 2004
Page 7


Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

       Our opinion under paragraph 10 above is predicated on the representation that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. Our opinion under paragraphs 10 and 24 is based on the position that the subscription rights to purchase shares of Common Stock received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members have a fair market value of zero. We note that the subscription rights will be granted at no cost to the recipients, will be legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of Common Stock at the same price to be paid by members of the general public in any Community Offering. Based on the foregoing, we believe it is more likely than not that the nontransferable subscription rights to purchase Common Stock have no value.

       If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and the Monadnock Community Bancorp, Inc. and/or the Stock Bank may be taxable on the distribution of the subscription rights.

       All of the opinions set forth above are qualified to the extent that the validity of any provision of any agreement may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any Federal, state or local law, ordinance, or regulation governing or pertaining to environmental matters, hazardous wastes, toxic substances, asbestos, or the like.

       It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

       We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

       We hereby consent to the filing of the opinion as an exhibit to Monadnock Community Bank's combined Form MHC-1/MHC-2 Notice of MHC Reorganization and Application for Approval of a Minority Stock Issuance by a Subsidiary of MHC, and as an exhibit to the Holding Company's Application on Form H(e)-1, as filed with the OTS and Monadnock Community Bancorp's Registration Statement on Form SB-2 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1/MHC-2, H(e)-1, and SB-2 under the captions "The Reorganization and Offering - Tax Effects of the Reorganization" and "Legal and Tax Matters," and to the summarization of our opinion in such Prospectus.

Board Of Directors
Monadnock Community Bank
May 10, 2004
Page 8


                                         Very truly yours,


                                         /s/ Luse Gorman Pomerenk & Schick
                                         ---------------------------------------
                                         LUSE GORMAN POMERENK & SCHICK
                                         A Professional Corporation